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                                  EXHIBIT 23.01

                                   CONSENT OF
                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We consent to the incorporation by reference into this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 of our report dated September 15, 1999 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), which appears on page F-2 of the Annual Report on Form 10-KSB of Nanopierce Technologies, Inc. for the year ended June 30, 1999 and to the reference to our Firm under the caption "Experts" in the Prospectus.


/s/ GELFOND HOCHSTADT PANGBURN & CO.
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    Gelfond Hochstadt Pangburn & Co.


Denver, Colorado
May 23, 2000